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                    [Letterhead of Greenberg Traurig, P.A.]
                                                                     Exhibit 8.2

                                        January 18, 2001

Silverline Technologies Limited
Unit 121, SDF IV
SEEPZ, Andheri (East)
Mumbai (Bombay) 400096
India

     Re: Federal Income Tax Considerations Relating to Silverline Technologies Limited Form F-4 Registration Statement

Ladies and Gentlemen:

     We have acted as counsel to Silverline Technologies Limited, a corporation organized under the laws of India (the "Company"), in connection with the issuance of its American depositary shares ("ADSs") in connection with the proposed merger of SeraNova, Inc. ("SeraNova") with a subsidiary of the Company and the preparation and filing of Amendment No. 1 to a registration statement on Form F-4 to be filed by the Company with the Securities and Exchange Commission on January 18, 2001 (the "Registration Statement") and the prospectus contained therein (the "Prospectus").

     In rendering our opinion, we have reviewed the Registration Statement and the Prospectus and the documents attached as exhibits thereto, and we have assumed that the statements therein are and will remain true, correct and complete and that actions described in the Prospectus have been or will be taken as described. In addition, we have received and relied on certifications of fact from both the Company (and Silverline Acquisition Corp.) and SeraNova. We have assumed the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all of those documents. We have assumed that all factual matters in documents submitted to us and all of the other information furnished to us are true, correct and complete. We have assumed that any representation or statement made "to the knowledge of," "to the best knowledge of" or otherwise similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation has represented that that person or entity either is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement.

     Based on the foregoing, in reliance thereon and subject thereto, and based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service and judicial decisions, all as in
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Silverline Technologies Limited
January 18, 2001
Page 2

effect on the date hereof, it is our opinion that the statements set forth in the Prospectus under the caption "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES", insofar as they purport to describe the matters of law referred to therein, represent the material U.S. federal income tax considerations relevant to United States persons who will acquire ADSs of the Company pursuant to the proposed merger.

     The foregoing opinion is limited to the matters expressly set forth, and no opinion is to be implied or inferred beyond the matters expressly stated. This opinion speaks only as of the date hereof and is based solely on legal authorities as they currently exist. Those legal authorities are subject to change either prospectively or retroactively, and we assume no obligation to update or supplement this opinion. In addition, any variation or difference in the facts from those set forth or assumed herein may affect the conclusion stated herein.

     This opinion is furnished to you for use in connection with the Registration Statement and the Prospectus. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Greenberg Traurig, P.A.

                                        Greenberg Traurig, P.A.